June 28, 1996

Mr. Robert M. Miklas
4982 Carol Lane NW
Atlanta, Georgia  30327

Dear Rob:

I am delighted to be able to confirm the continuing offer of employment as President & CEO of NFC/DEC as provided for in the attached document. Over the past fifteen months I have developed a significant appreciation of your leadership and operating skills, and I personally am delighted to be a part of the DEC team.

I'd like to take this opportunity to formally acknowledge your skillful leadership and the personal contributions you have made to DEC over the past years as well as relative to the recent acquisition of Transkrit. In my judgment, your knowledge of the business and superior communication skills were the principal reasons why we were able to obtain a favorable rate on the Senior Notes and complete the transaction without a significant hitch.

In a relatively short period of time, and despite some foreboding impediments, you have guided DEC from the bottom of the pile to a position where the top of the heap is within our sights, and I am envious of the new and exciting challenges you face. I want you to know that I will be there beside you and behind you to provide leadership and assistance in whatever way possible to help ensure the future growth and prosperity of the organization.

Cordially,

/s/ John D. Weil

John D. Weil

cc:  David King
     Sandy Kaynor

June 28, 1996

Mr. Robert M. Miklas
4982 Carol Lane NW
Atlanta, Georgia  30327

Dear Rob;

Confirming the various discussions you have had with David King and myself, effective as of the date of this letter, you will continue your employment with National Fiberstok Corporation ("NFC") as President & Chief Executive Officer. You will also carry the identical titles for DEC International, Inc. ("DEC").

RESPONSIBILITIES

In your capacity as President & CEO, you will report directly to the Board of Directors of NFC and DEC, and maintain your principal physical office at the Corporate Offices located in Atlanta, Georgia. As President & CEO, you shall have the ultimate responsibility for providing the necessary planning and leadership skills to ensure the future success of the Corporation. Your principal responsibilities shall include:

          - Continuing oversight, responsibility and management of all aspects of the business of DEC, NFC and their subsidiaries;

          Development and implementation of the plan to integrate Transkrit Corporation and its affiliates into DEC and NFC;

          Assistance in the development of corporate strategies to maximize shareholder value of DEC and NFC and their subsidiaries;

          Assistance in the identification and analysis of suitable acquisition targets and other prospective business combinations;

          - Determine an optimal organization structure and ensure that all key management positions are staffed with superior talent;

          Define responsibilities and reporting relationships for key Corporate and Division personnel. Set goals and develop performance measurements for Corporate and Division direct reports. Follow up on performance and hold subordinates accountable for measurable results;

Mr. Robert M. Miklas
Page 4


          Develop key manager profiles for direct reports and evaluate candidates against the profiles and make changes as warranted;

          Communicate periodically with all levels of the organization and provide the necessary leadership to ensure the organization meets its goals and objectives;

          Provide for the delegation of authority to the lowest necessary levels in the organization;

          Provide direction and ensure compliance with the Corporation's safety programs;

          Other responsibilities as assigned by the Board of Directors of DEC and NFC, from time to time.

CASH COMPENSATION

As it has been since March 1, 1996, your base compensation will continue to be $200,000 (two-hundred thousand dollars) per year, paid on a bi-weekly basis in accordance with the normal payroll policies of the Corporation.

An appraisal of your performance pursuant to an agreed upon annual plan will form the basis for any future increase in this base cash compensation. Any such increase(s) will be subject to approval by the Compensation Committee of the Board of Directors of NFC and DEC (the "Compensation Committee") currently comprised of David King, Glenn McKenzie and John Weil, and whose membership shall be subject to change at the sole discretion of the Corporation's Board of Directors.

INCENTIVE COMPENSATION

You will be eligible to earn incentive compensation as determined by the Board of Directors of DEC and NFC.

INSURANCE AND RETIREMENT BENEFITS

You will be eligible to participate in all insurance, retirement and other benefit plans which are generally available to other executive employees of NFC at the then current contribution and/or co-payment levels.

You are eligible for four weeks of company-paid vacation per year.

SEVERANCE

This offer of continued employment is at the will of the parties. Should NFC choose to terminate your employment for any reason other than an illegal act, you shall be entitled to continuation of your then current base cash compensation for a period of one year

Mr. Robert M. Miklas
Page 5


from the effective date of termination.

BOARD OF DIRECTORS

You will be a member of the Board of Directors of NFC and DEC.

I believe this constitutes an accurate summary of the discussions regarding your employment with NFC that you have had with various Board members. If you are in agreement with the provisions of the offer, please indicate by countersigning this letter. A copy of the countersigned letter will be provided for your files.

Rob, we are extremely pleased to know that you will continue as the President & CEO of NFC and DEC. The acquisition of Transkrit will substantially expand the scale and scope of the organization that you have successfully developed to date. We are confident that your prospective efforts will continue to have a positive impact on the future growth and prosperity of the Corporation.

Cordially,

NATIONAL FIBERSTOK CORPORATION


/s/ John D. Weil

John D. Weil
Chairman of the Board of Directors

Accepted By:

/s/ Robert M. Miklas
--------------------------------
Robert M. Miklas


07/15/96
--------------------------------
Date

JOHN D. WEIL

Five Revere Drive Suite 200 - Northbrook, Illinois 60062 - 847.509.5980 - Fax 847.509.5981 - JDWJDW@AOL.COM

March 5, 1997


Mr. Robert Miklas
President & CEO
DEC INTERNATIONAL, INC
5775 Peachtree Dunwoody Road Suite C-150
Atlanta, Georgia 30342

Dear Rob:

The Compensation Committee of DEC International, Inc. has authorized an increase in your base compensation from $200,000 per year to $250,000 per year, effective March 1, 1997.

As previously discussed, I am preparing a formal review of your 1996 performance. In conjunction with this review, I would like you to identify at least five strategic initiatives that you expect to undertake in 1997, and at least five tactical initiatives that you expect to complete in 1997, which collectively will form the basis for your personal goals and targets for the coming year. These should be "bold stroke" initiatives which will have a substantive impact on the Company's performance in 1997. To the extent that they are not presently contemplated in the 1997 business plan, so much the better!

I look forward to sitting down with you and discussing your review as quickly as I can complete it, and to a mutual evaluation of the initiatives you identify that hopefully will have a positive impact on DEC. It has been a pleasure working with you this past year and despite our performance deficiencies, I believe a great deal has been accomplished.

Cordially,


/s/ John D. Weil

John D. Weil
Chairman

cc:       David E. King
          Robert Webster


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